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EXHIBIT 99

Contact:  Robert W. Krick                       For Release:  November 20, 2001
          610-337-1000, Ext. 3141                             Immediate


AmeriGas Partners Reports Record 2001 Results,
Growth Continues

VALLEY FORGE, Pa., November 20, 2001 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE:APU), reported record net income for the Partnership of $53,015,000, or $1.18 per limited partner unit for the fiscal year ended September 30, 2001, excluding the beneficial cumulative effect of accounting changes of $0.28 per limited partner unit previously disclosed. This represents more than a three-fold increase compared to $15,196,000, or $0.36 per limited partner unit for the fiscal year ended September 30, 2000. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) of $208,550,000 for fiscal 2001 were also a Partnership record, 32% higher than the $157,588,000 recorded in fiscal 2000. Weather was slightly colder than normal in fiscal 2001 compared to 14% warmer than normal in fiscal 2000 according to information published by the National Oceanic and Atmospheric Administration.

Lon R. Greenberg, AmeriGas chairman, said, "These outstanding results are directly attributable to not only the return of more normal winter weather, but also the emphasis we placed on our core strategies over the past several years. Our acquisition growth strategy continued during the year as well, culminating in our acquisition of the Columbia Propane businesses in late August. Having completed this acquisition, we are once again the largest retail propane marketer in the United States."

Retail propane sales volumes in fiscal 2001 were 820.8 million gallons, up over 6% compared to 771.2 million gallons in the prior year. Higher operating expenses for the year were related mainly to higher sales volumes, higher vehicle and compensation expenses, internal growth initiatives and acquisitions.

Eugene V. N. Bissell, chief executive officer of AmeriGas, added, " We are extremely pleased with our record-breaking performance despite unusually high propane product costs and the slowing economy that combined to cause our customers to reduce energy consumption. Our extensive logistical network, favorable supply arrangements and effective margin management partially offset the effect of price-induced conservation. I want to thank all of our employees for their continuing commitment to customer service as they work to successfully integrate the Columbia Propane operations."

Interest expense in fiscal 2001 increased over fiscal 2000 due to borrowings for acquisitions and growth capital.

For the fourth quarter of fiscal 2001, EBITDA increased to $7,501,000 from $6,075,000 in the prior-year quarter as higher total margin more than offset an increase in operating expenses, resulting primarily from the previously mentioned internal growth initiatives, acquisitions and vehicle and compensation expense. Retail volumes sold in the quarter were 142.7 million gallons versus
135.3 million gallons in last year's fourth quarter. The Partnership recorded a seasonal net loss of $33,536,000, or $0.73 per limited partner unit for the quarter ended September 2001, compared with a net loss of $31,764,000 or $0.75 per limited partner unit for the year-earlier period.

AmeriGas Partners is the nation's largest retail propane marketer, serving nearly 1.3 million customers from over 700 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 53% of the Partnership and individual unitholders own the remaining 47%.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and

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uncertainties that are difficult to predict and many of which are beyond management's control. You should read the Partnership's 2000 Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, the capacity to transport propane to our market areas and regional economic conditions. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

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                    AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
                               REPORT OF EARNINGS
           (Thousands, except per unit and where otherwise indicated)
                                   (Unaudited)

                                                                      Three Months Ended           Twelve Months Ended
                                                                         September 30,                 September 30,
                                                                 ---------------------------   ---------------------------
                                                                     2001           2000           2001            2000
                                                                 ------------   ------------   ------------   ------------
Revenues:
    Propane                                                       $   185,407    $   197,150    $ 1,322,934    $ 1,022,967
    Other                                                              23,873         23,312         95,430         97,089
                                                                 ------------   ------------   ------------   ------------
                                                                      209,280        220,462      1,418,364      1,120,056
                                                                 ------------   ------------   ------------   ------------

Costs and expenses:
    Cost of sales - propane                                           (97,604)      (125,146)      (798,166)      (586,905)
    Cost of sales - other                                              (9,667)        (9,705)       (37,809)       (41,376)
    Operating and administrative expenses                             (97,173)       (83,317)      (379,993)      (342,720)
    Other income, net                                                   2,665          3,781          6,154          8,533
                                                                 ------------   ------------   ------------   ------------
EBITDA (a)                                                              7,501          6,075        208,550        157,588
    Depreciation                                                      (12,768)       (11,026)       (48,168)       (41,451)
    Amortization                                                       (6,757)        (6,802)       (26,592)       (25,930)
                                                                 ------------   ------------   ------------   ------------
Operating income (loss)                                               (12,024)       (11,753)       133,790         90,207
Interest expense                                                      (21,233)       (20,000)       (80,396)       (74,764)
                                                                 ------------   ------------   ------------   ------------
Income (loss) before income taxes                                     (33,257)       (31,753)        53,394         15,443
Income tax (expense) benefit                                             (552)          (308)           327             15
Minority interest                                                         273            297           (706)          (262)
                                                                 ------------   ------------   ------------   ------------
Income (loss) before accounting changes                               (33,536)       (31,764)        53,015         15,196
Cumulative effect of accounting changes                                     -              -         12,494              -
                                                                 ------------   ------------   ------------   ------------
Net income (loss)                                                 $   (33,536)   $   (31,764)   $    65,509    $    15,196
                                                                 ============   ============   ============   ============

General partner's interest in
  net income (loss)                                               $      (335)   $      (318)   $       655    $       152
                                                                 ============   ============   ============   ============

Limited partners' interest in
  net income (loss)                                               $   (33,201)   $   (31,446)   $    64,854    $    15,044
                                                                 ============   ============   ============   ============

Net income (loss) per limited partner unit - basic and diluted:
    Income (loss) before accounting changes                       $     (0.73)   $     (0.75)   $      1.18    $      0.36
    Cumulative effect of accounting changes                                 -              -           0.28              -
                                                                 ------------   ------------   ------------   ------------
    Net income (loss)                                             $     (0.73)   $     (0.75)   $      1.46    $      0.36
                                                                 ============   ============   ============   ============

Average limited partner units
  outstanding - basic and diluted                                      45,355         41,969         44,453         41,969
                                                                 ============   ============   ============   ============

SUPPLEMENTAL INFORMATION:

    Retail gallons sold (millions)                                      142.7          135.3          820.8          771.2
    Distributable cash flow:
      EBITDA (a)                                                  $     7,501    $     6,075    $   208,550    $   157,588
      Cash interest expense (b)                                       (21,089)       (20,383)       (81,995)       (76,734)
      Maintenance capital expenditures                                 (4,812)        (3,534)       (17,763)       (11,560)
                                                                 ------------   ------------   ------------   ------------
      Distributable cash flow  (c)                                $   (18,400)   $   (17,842)   $   108,792    $    69,294
                                                                 ============   ============   ============   ============


(a) Earnings before interest expense, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles but provides additional information for evaluating the Partnership's ability to declare and pay the Minimum Quarterly Distribution.

(b)  Interest expense adjusted for noncash items.

(c) Distributable cash flow is not a measure of performance or financial condition under generally accepted accounting principles.